Sent: Monday, July 16, 2007 3:15 PM
Subject: CGCMT 2007-C6 DEAL *PX TALK / REVISED STRUCTURE* PUBLIC

CGCMT, Commercial Mortgage Pass-Through
Certificates, Series 2007-C6 $4.76B

Book Runner:      Citigroup Global Markets Inc.
Lead Manager:     Citigroup Global Markets Inc.
Co-Managers:      Capmark Securities Inc. / PNC Capital Markets LLC /
                  Banc of America Securities, LLC / Lehman Brothers

Rating Agencies:  Fitch / S&P

Loan Sellers:     LaSalle Bank National Association       (40.1%)
                  Citigroup Global Markets Realty Corp.   (39.5%)
                  Capmark Finance Inc.                    (12.5%)
                  PNC Bank, National Association          ( 7.9%)

         Ratings       Class      WAL     Principal      Sub        PX
Class   Fitch/S&P      Size      (yrs)     Window      Levels    GUIDANCE
A1      AAA/AAA        155.300   3.68    08/07-04/12   30.000%    S+16a
A2      AAA/AAA        259.000   4.90    04/12-08/12   30.000%     27a
A3      AAA/AAA        387.000   6.51    09/13-06/14   30.000%     37a
A3B     AAA/AAA        126.800   9.33    04/16-02/17   30.000%     40a
ASB     AAA/AAA        140.000   7.19    08/12-01/17   30.000%     34a
A4      AAA/AAA      1,775.353   9.73    02/17-06/17   30.000%     34a
A1A     AAA/AAA       * NO LONGER AVAILABLE *
AM      AAA/AAA        476.055   9.86    06/17-06/17   20.000%     38a
AJ      AAA/AAA        398.696   9.87    06/17/07/17   11.625%     44a
B       AA+/AA+         23.802   9.94    07/17-07/17   11.125%     50a
C        AA/AA          71.409   9.94    07/17-07/17    9.625%     56a
D       AA-/AA-         35.704   9.94    07/17-07/17    8.875%     64a
E        A+/A+          29.753   9.94    07/17-07/17    8.250%     71a
F         A/A           35.704   9.94    07/17-07/17    7.500%     82a
X       AAA/AAA      4,760.549   NAP     NAP            NAP

Expected Settle:  July 31, 2007

Collateral:       319 Loans / 502 Properties
DSCR/LTV:         1.41x / 71.98%

Inv. Grade Loans: 3 loans for 3.9% UPB

Property Type:    Retail 39.1%, Office 26.6%, Hotel 10.6%, Industrial 9.7%,
                  Multifamily 9.4%, Mixed Use 2.3%, MHC 1.3%, Self Storage 0.6%,
                  Other 3.6%, Land 0.1%

Geographic:       CA 19.5%, VA 8.8%, FL 8.2%, PA 6.5%, IL 5.4$%

Top 10 Loans:     29.0% of the pool, DSCR 1.49x, LTV: 69.98%

Top 3 Trust Assets            Balance        DSCR    LTV      %UPB
DDR Southeast Pool            $442,500,000   1.49x   63.39%   9.3%
CGM Americold Portfolio       $145,000,000   1.83x   77.92%   3.0%
Greensboro Corporate Center   $130,000,000   1.10x   67.71%   2.7%

Expected Timing:
Termsheets/Reds - Tuesday July 10
Launch/Price    - Week of July 17

Roadshow:
Wednesday 7/11  - Washington DC
Wednesday 7/11  - Monday 7/16 New York
Thursday  7/12  - Philadelphia (am)
                   8:30am Hartford Breakfast
                  12:30pm Boston Lunch
Friday    7/13  - Minneapolis Breakfast
                  Chicago

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The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-141648) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.
Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407 or by emailing Citigroup DCM-Prospectus@Citigroup.com.
Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via Bloomberg or another system.

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